Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (No. 333-147217 and No. 333-214949) on Form S-3 of Compass Diversified Holdings of our report dated February 28, 2018, relating to the consolidated financial statements of Foam Fabricators, Inc. and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Phoenix, Arizona
March 2, 2018